                                                                   EXHIBIT 10.16

                              *** CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER 17 C.F.R. SECTIONS 200.80(B)(4), 200.83 AND 230.406.

                                    AGREEMENT

This Agreement effective as of August 7, 2002 ("Effective Date") is made between Anadys Pharmaceuticals, Inc. having a place of business at 9050 Camino Santa Fe San Diego, CA 92121 ("Anadys") and Hoffmann-La Roche Inc. having a place of business at 340 Kingsland Street, Nutley, New Jersey 07110 ("Roche").

WHEREAS, Anadys has expertise in designing, synthesizing, and optimizing small molecule inhibitors of targets;

WHEREAS, Roche has expertise in pharmaceutical research and development, including in vitro and in vivo testing of inhibitors [...***...];

WHEREAS, Roche has discovered and synthesized certain lead molecules that are small molecule inhibitors of [...***...]; and

WHEREAS, Anadys and Roche desire to enter into an agreement for Anadys to design and synthesize molecules optimized for inhibition of [...***...] based on the lead molecules provided by Roche and input obtained from the in vitro and in vivo testing of the molecules to be synthesized by Anadys as inhibitors of [...***...];

NOW, THEREFORE, the parties agree as follows:

1.       TARGET. The target that is to be inhibited is [...***...] ("Target").

2. LEAD MOLECULES. Roche shall provide Anadys with lead molecules that will be used by Anadys to design and synthesize molecules optimized for inhibition of the Target.

                                             ***CONFIDENTIAL TREATMENT REQUESTED

Roche - Anadys Agreement
Page -2-

3. PLAN AND MOLECULES. Anadys and Roche have agreed on an initial research plan ("Plan") under which Anadys shall use commercially reasonable efforts to design, synthesize and deliver molecules that are optimized for inhibition of the Target ("Molecules") based on the lead molecules provided by Roche. A final version of the Plan will be memorialized in writing before Roche makes the first payment for research funding to Anadys, although the Plan may be later revised by the JRC, as defined in Paragraph 4. Once Molecules have been synthesized by Anadys, they will be subject to in vitro screening by Anadys to determine the extent to which such Molecules inhibit the Target. Thereafter, the Molecules that meet certain minimum requirements in the in vitro screening, as determined by the JRC, will be delivered by Anadys to Roche for testing via cell-based assays, ADME in vitro screens, pharmacokinetic ("PK") experiments, in vivo studies and/or toxicology work. Such Molecules shall be initially provided to Roche in amounts between [...***...] milligrams ([...***...] mg) and [...***...] milligrams ([...***...]
         mg). Anadys shall provide Roche with the structure of each Molecule and any information about the Molecule that is available to Anadys. If the JRC determines that one or more Molecules are suitable for further development, then such Molecules may serve as lead molecules and be used to design and synthesize additional Molecules that are further optimized for inhibition of the Target as above. All activities referred to above shall constitute the "Project." To aid in understanding the goal of the Project, the desired attributes of Molecules are as follows:

         POTENCY: in cell-based assays, [...***...] ~[...***...] (mu)M,
         Selectivity >[...***...] ([...***...]/[...***...])

         IN VITRO ADME PROPERTIES:

         Solubility: > [...***...] mg/ml and can be formulated relatively easily. Permeability: [...***...] (for both oral bioavailability and cell permeability).

                                             ***CONFIDENTIAL TREATMENT REQUESTED

Roche - Anadys Agreement
Page -3-

         [...***...] incubation stability: >[...***...]% remaining at [...***...]. [...***...] and [...***...] inhibition: [...***...].

         SINGLE DOSE PK:

         [...***...] PK - can deliver the drug at [...***...] > [...***...] x
         [...***...] at dose <[...***...] mg/kg within a reasonable period of time ([...***...]-[...***...] hours) via [...***...] route. No significant change in exposure with continued dosing over [...***...]-[...***...] days.

         TOXICITY:

         Maximum tolerated dose significantly higher than therapeutic doses. No potential drug-drug interaction.

         EFFICACY: [...***...] inhibition (>[...***...]%) in at least [...***...] models

         CHEMICAL TRACTABILITY:

         Molecules stable and reasonable to synthesize.
         Molecules can be patented.

         Terms used above are further described in the Plan.

4. JOINT RESEARCH COMMITTEE. Roche and Anadys shall establish a joint research committee ("JRC") to oversee, review, manage and direct the activity under the Plan. The responsibilities of the JRC shall include:
         (i) monitoring and reporting the progress of the activity of the Project, (ii) revising the Plan as necessary, and (iii) resolving any conflicts between the parties. The JRC shall include three (3) representatives of each party that are selected by that party. Roche representatives can include representatives that are employees of an Affiliate. "Affiliate" means (i) a business entity which owns a controlling interest in Roche, (ii) a business

                                             ***CONFIDENTIAL TREATMENT REQUESTED

Roche - Anadys Agreement
Page -4-

         entity which is owned by Roche, or (iii) a business entity, the majority ownership of which is common to the majority ownership of Roche. Each party may replace its representatives at any time, upon written notice to the other party. During the Collaboration Term (as defined below), unless otherwise agreed to by the Parties, the JRC shall meet at least quarterly, at such locations or by such teleconferencing means as the parties may decide. Each party shall be responsible for all of its expenses associated with attending the JRC meetings. Anadys shall prepare written minutes of each JRC meeting and shall prepare a written record of all JRC voting and decisions, whether made at a JRC meeting or otherwise. Anadys shall submit the written minutes of each JRC meeting and the written record of all JRC voting and decisions to Roche for review within one (1) week after the JRC meeting, and upon signature by Roche, the minutes and written voting and decision record shall become final. Decisions of the JRC shall be made by unanimous vote, with each Party having a single vote. If there is a dispute between the parties with respect to a specific matter that cannot be resolved by the JRC, such matter shall be referred for resolution to an officer of each party, then if still unresolved, Roche shall make the final decision.

5. TERM. The term of the Project shall begin on the Effective Date and continue until the one (1) year anniversary of Roche making the first research funding payment, unless mutually extended by the Parties ("Collaboration Term"). The term of the Agreement shall begin on the Effective Date and continue until the latter of (i) the date on which the Collaboration Term ends or (ii) the date on which no payments are due under this Agreement.

6. EXCLUSIVITY. For a period beginning on the Effective Date and continuing until a date [...***...] following the date on which the Collaboration Term

                                             ***CONFIDENTIAL TREATMENT REQUESTED

Roche - Anadys Agreement
Page -5-

         ends, Anadys will not work on the Target and the Molecules (other than as permitted pursuant to Section 7) except as a part of the Project.

7. OWNERSHIP AND LICENSES. Roche shall own all Molecules and all intellectual property related to the Molecules. Anadys shall promptly assign to Roche all such intellectual property and shall ensure that all persons working for Anadys and on the Project have such an obligation to assign all intellectual property to Roche. Any invention that is conceived and reduced to practice during the Project but is not related to the Molecules shall be owned by the party that made the invention or, in the case of a joint invention, by both parties. Inventorship shall be determined in accordance with U.S. patent law. Anadys grants to Roche a non-exclusive, worldwide, fully paid up, royalty-free, license under any other intellectual property that is created before or during the Collaboration Term that it may own or control to the extent necessary for Roche to make, have made, use, sell, offer for sale, and import the Molecules or Compounds. Anadys shall have the right to use the Molecules for screening purposes, except against the Target. Roche grants to Anadys a non-exclusive, worldwide, fully paid up, royalty-free, license under the intellectual property generated during the Project to the extent necessary for Anadys to use the Molecules for screening purposes, except against the Target.

8.       RESEARCH FUNDING. Roche shall fund [...***...] full time equivalents
         (FTEs) at $[...***...] per FTE to work exclusively on the Project:

Functional Area   Initial Number of FTEs    Number of FTEs w/assay
---------------   ----------------------    ----------------------
Chemistry *             [...***...]               [...***...]
Biochemistry            [...***...]               [...***...]

                                             ***CONFIDENTIAL TREATMENT REQUESTED

Roche - Anadys Agreement
Page -6-

         * Chemistry includes synthetic chemistry, structural chemistry and computational chemistry. "W/assay" refers to the portion of the Collaboration Term after a screening assay has been put in place by Anadys.

         It is envisaged that the FTEs will be from the functional areas designated above. However, the final selection of functional areas is subject to the discretion of the JRC. Funding for the FTEs shall be on a quarterly basis, payable in advance. The first payment for research funding by Roche to Anadys shall be made within [...***...] after the Effective Date. Anadys shall provide Roche with an invoice for each payment due and Roche shall pay Anadys within thirty (30) days after receiving such invoice.

9.       MILESTONE PAYMENTS.

         "Product" means a pharmaceutical product that contains (i) a Molecule (or any salt, ester, acid, base, or pro-drug of a Molecule) or (ii) a compound (or any salt, ester, acid, base, or pro-drug of a compound) that is conceived as a part of the Project, considered by the JRC for synthesis as a Molecule, and which could have been reduced to practice by Anadys but for the Project ending ("Compound"). If a Product is being developed by Roche, an Affiliate or a sub-licensee and reaches a following milestone event ("Milestone Event"), then Roche shall pay to Anadys within thirty (30) days after receiving an invoice from Anadys the corresponding milestone payment:

         Start Phase I                       US$ [...***...]
         Start Phase II                      US$ [...***...]
         Start Phase III                     US$ [...***...]

         NDA Filing                 USA      US$ [...***...]
                                    EU       US$ [...***...]

                                             ***CONFIDENTIAL TREATMENT REQUESTED

Roche - Anadys Agreement
Page -7-

         First Commercial Sale      USA      US$ [...***...]
                                    EU       US$ [...***...]

         The terms "Phase I," "Phase II," and "Phase III" have the meaning ascribed in 21 C.F.R. Section 312.21(a), (b), and (c), respectively, as may be amended. "Start" with reference to Phase I, Phase II or Phase III means the dosing of the first patient in that phase's first clinical trial. "NDA" means a New Drug Application having the meaning ascribed in 21 C.F.R. Section 314.50 or its equivalent in the European Union. "First Commercial Sale" means the first sale of a Product by or on behalf of Roche after receiving approval from the U.S. Food and Drug Administration or its equivalent in the European Union.

         Roche shall have no obligation to commercialize or otherwise pursue any Molecule or Product. However, if Roche develops Product that reaches a Milestone Event, then Roche shall notify Anadys promptly after the occurrence of such Milestone Event.

10. ROYALTIES. If a Product is sold by or on behalf of Roche, then Roche shall pay to Anadys during the Royalty Term a royalty on Net Sales of any such Product, calculated on a country by country basis, as follows:

         Net sales ($ million)              Royalty rate (%)

         [...***...]                            [...***...]
         [...***...]                            [...***...]

         "Royalty Term" means, in the case of any Product, in any country, the period of time commencing on the First Commercial Sale of such Product in such country and ending upon the later of (a) [...***...] years after the

                                             ***CONFIDENTIAL TREATMENT REQUESTED

Roche - Anadys Agreement
Page -8-

         date of First Commercial Sale in such country, and (b) the expiration of the last to expire of the patent rights claiming the Molecule or Compound per se contained in such Product, either specifically or generically, in such country.

                  a. NET SALES "Net Sales" means (i) the amount of gross sales of the Product invoiced by Roche, its Affiliates and its sub-licensees to independent third parties less deductions of returns and return reserves (including allowances actually given for spoiled, damaged, out-dated, rejected, returned Product sold, withdrawals and recalls), rebates (price reductions, rebates to social and welfare systems, charge backs or reserves for chargebacks, cash sales incentives, government mandated rebates and similar types of rebates, e.g. Pharmaceutical Price Regulation Scheme, Medicaid), volume (quantity) discounts, taxes (value added or sales taxes, government mandated exceptional taxes and other taxes directly linked to the gross sales amount) ("Adjusted Gross Sales") minus (ii) a lump sum deduction of [...***...] percent ([...***...]%) of Adjusted Gross Sales in lieu of those sales related deductions which are not accounted for within Roche on a product by product basis (e.g. outward freights, postage charges, transportation insurance, packaging materials for dispatch of goods, custom duties, bad debt, discounts granted later than at the time of invoicing, and cash discounts). Notwithstanding the foregoing, amounts received by Roche, its Affiliates and sublicensees for the sale of Product among Roche, its Affiliates or sublicensees for resale shall not be included in the computation of Adjusted Gross Sales and Net Sales.

                  b. COMBINATION PRODUCT If the Product, in addition to the Molecule, contains other pharmaceutically active agent(s) ("Combination Product"), then the parties shall meet approximately one (1) year prior to commercial launch of such Combination Product to negotiate in good faith

                                             ***CONFIDENTIAL TREATMENT REQUESTED

Roche - Anadys Agreement
Page -9-

         and agree to an appropriate adjustment to Net Sales to reflect the relative significance of the Molecule and the other pharmaceutically active agent(s) contained in the Combination Product.

                  c. CALCULATION Roche shall calculate royalties on Net Sales quarterly as of March 31, June 30, September 30, and December 31 (each being the last day of an "Accounting Period") and shall pay royalties on Net Sales quarterly within the ninety (90) days after the end of each Accounting Period in which such Net Sales occur. "Accounting Period" means a calendar quarter commencing respectively on January 1, April 1, July 1, and October 1, each being the first day of an Accounting Period, and finishing respectively on March 31, June 30, September 30, and December 31, each being the last day of an Accounting Period.

                  d. CURRENCY Royalties on Net Sales shall be paid by Roche in U.S. Dollars. Whenever calculating royalties requires conversion from any currency, Roche shall make such conversion as follows:

         When calculating the Adjusted Gross Sales for countries other than the United States of America, Roche shall convert the amount of such sales in currencies other than Swiss Francs into Swiss Francs as computed in Roche's central Swiss Francs Sales Statistics for the countries concerned, using for internal foreign currency translation Roche's then current standard practices actually used on a consistent basis in preparing its audited financial statements. Upon converting the amount of Adjusted Gross Sales into Swiss Francs, Roche shall convert into US Dollars (or other currency), using the daily rate (Reuters) at the last working day for the applicable period.

Roche - Anadys Agreement
Page -10-

                  e. REPORTS With each payment Roche shall provide in writing for the relevant Accounting Period at least the following information split by U.S. and rest of world:

                  (i)      Adjusted Gross Sales;

                  (ii)     Net Sales; and

                  (iii)    Total Royalty payable.

                  f. TAXES Anadys shall pay all sales, turnover, income, revenue, value added, and other taxes levied on account of milestones, royalties and any other payments accruing or made to Anadys under this Agreement. If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any royalty or other amounts payable under this Agreement to Anadys, then Roche shall promptly pay such tax, levy or charge for and on behalf of Anadys to the proper governmental authority, and shall promptly furnish Anadys with receipt of payment. Roche shall be entitled to deduct any such tax, levy or charge actually paid from royalty or other payment due Anadys or be promptly reimbursed by Anadys if no further payments are due Anadys. Each party agrees to assist the other party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

                  g. RECORDS Roche and its Affiliates shall keep, and shall require its licensees and sublicensees to keep, full, true and accurate books of account containing all particulars that may be necessary for the purpose of calculating all royalties payable under this Agreement. Such books of accounts shall be kept at their principal place of business. At Anadys' expense, Anadys has the right to engage Roche's officially

Roche - Anadys Agreement
Page -11-

         appointed worldwide independent public accountant to perform, on behalf of Anadys an audit, conducted in accordance with international accounting standards (IAS), of such books and records of Roche and its Affiliates, its licensees and sublicensees, that are deemed necessary by Roche's independent public accountant to report on Net Sales of Product for the period or periods requested by Anadys and the correctness of any report or payments made under this Agreement.

                  h. AUDIT Upon timely request and at least sixty (60) working days' prior written notice from Anadys, such audit shall be conducted as an additional audit work during Roche's annual audit of the countries specifically requested by Anadys, during regular business hours in such a manner as to not unnecessarily interfere with Roche's normal business activities, and shall be limited to results in the two
         (2) calendar years prior to audit notification. Such audit shall be an Anadys' cost and shall not be performed more frequently than once per calendar year nor more frequently than once with respect to records for a particular Product covering any specific period of time. All information, data documents and abstracts herein referred to shall be used only for the purpose of verifying royalty statements or compliance with this Agreement, shall be treated as Roche Confidential Information subject to the obligations of this Agreement and need neither be retained more than one (1) year after completion of an audit hereof, if an audit has been requested; nor more than two (2) years from the end of the calendar year to which each shall pertain; nor more than one (1) year after the date of termination of this Agreement. Audit results shall be shared by Roche and Anadys. If the audit reveals an overpayment, Anadys shall promptly reimburse Roche for the amount of the overpayment. If the audit reveals an underpayment, Roche shall promptly make up such underpayment. If the audit reveals that the royalties owed by Roche to Anadys for the countries specifically requested and for any calendar year in total have been understated by

Roche - Anadys Agreement
Page -12-

         more than [...***...] percent ([...***...]%), Roche shall, in addition, pay the reasonable costs of such additional audit worK. The failure of Anadys to request verification of any royalty calculation within the period during which corresponding records must be maintained will be deemed to be acceptance of the royalty reporting.

11. INTELLECTUAL PROPERTY. Since (i) Roche owns all intellectual property related to the Molecules and (ii) Anadys must assign to Roche all such intellectual property, Roche shall have the sole and exclusive right to obtain and defend any such intellectual property at its sole discretion. Anadys shall use commercially reasonable efforts assist Roche, at Roche's cost, by executing documents related to such intellectual property and providing a reasonable amount of technical input as may be requested by Roche.

12. TERMINATION. This Agreement shall remain in effect for the Term, except in the event of material breach or bankruptcy, in which case the non-breaching/non-bankrupt party shall notify the breaching party in writing. If the breach/bankruptcy is not corrected within ninety (90) days after receipt of such notice, then the non-breaching party may terminate the Agreement. In addition, during the Collaboration Term, Roche may terminate the Project at will, provided that Roche pays to Anadys an amount equal to [...***...] dollars (US$[...***...]) minus the amount of research funding payments previously made By Roche to Anadys under the Agreement. Termination of the Project during the Collaboration by Roche shall not impact upon the other terms and conditions of the Agreement, which shall remain in effect. Termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, including the payment of milestones and royalties.

                                             ***CONFIDENTIAL TREATMENT REQUESTED
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Roche - Anadys Agreement
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13.      CONFIDENTIALITY AND PUBLICATION. During the Collaboration Term and for
         [...***...] years thereafter, the receiving party shall not publish or otherwise disclose to a third party, other than an Affiliate, and shall not use for any purpose other than as expressly provided for in this Agreement any Information furnished to it by the other party through the end of the Collaboration Term (collectively, "Confidential Information"). For the purpose of this Section 13, the term "receiving party" with respect to Roche shall include Affiliates that agree to be bound by the terms and conditions of this Agreement. Each receiving party may use Confidential Information of the other party only to the extent required to accomplish the purposes of this Agreement. Each receiving party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the other party's Confidential Information. Confidential Information shall not include information which the receiving party can prove by competent tangible evidence: (i) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (ii) is known by the receiving party at the time of receiving such information, as evidenced by its tangible records; (iii) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on disclosure; (iv) is independently discovered or developed by the receiving party without the use of Confidential Information of the disclosing party; or (v) is the subject of a written permission to disclose provided by the disclosing party. The terms of this Agreement shall be considered Confidential Information, except to the extent that the parties authorize otherwise. Notwithstanding the foregoing, (i) each Party shall have the right to disclose the material terms of this Agreement in confidence to any bona fide potential investor, investment banker, acquirer, merger partner or other potential financial partner, and where

                                             ***CONFIDENTIAL TREATMENT REQUESTED

Roche - Anadys Agreement
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         reasonably practicable, hall obtain an adequate agreement of confidentiality consistent with the terms of this Agreement, and (ii) if a Party is required to make a disclosure of this Agreement in a regulatory filing, then it will be permitted to do so, provided that it gives reasonable advance notice to the other Party of such disclosure and endeavors in good faith to secure confidential treatment of sensitive information or a protective order related to such information. The parties agree that the press release attached hereto is an authorized disclosure.

         Roche may disclose Anadys Confidential Information to the extent such disclosure is reasonably necessary for (i) filing or prosecuting patents in accordance with this Agreement or (ii) complying with applicable court orders or governmental regulations.

14. WARRANTIES AND INDEMNIFICATION. The parties warrant and represent that they have the full right and authority to enter into this Agreement and that they have no obligations or commitments inconsistent with this Agreement. Anadys warrants and represents that its FTEs have the training and expertise required to conduct the activities set forth in the Plan and will do so in a professional manner. Each party ("Indemnitor") shall indemnify and hold harmless the other party ("Indemnitee") from any and all losses, costs, claims, demands, judgments and liability, including reasonable attorney fees (collectively, "Losses") to which the Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any third party to the extent such Losses result from the Indemnitor's performance under this Agreement, except to the extent that such losses, costs, claims, demands, judgments or liability are due to the negligence or wrongful act(s) of the Indemnitee.

         NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR

Roche - Anadys Agreement
Page -15-

         PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

15. ASSIGNMENT. The services to be provided by Anadys cannot be assigned or transferred by Anadys without the prior written consent of Roche, except that an Affiliate of Anadys may perform all or a portion of the services to be provided by Anadys, upon Roche's prior written consent, which shall not be unreasonably denied.

16. COMPLIANCE WITH LAWS. It is the policy of both parties to comply with all applicable laws, regulations, permits and consent orders and to act in a proper and ethical manner. Accordingly, in connection with the services provided hereunder each party agrees to comply with all applicable laws, regulations, permits and consent orders.

17. SEVERABILITY AND WAIVER. The provisions of this Agreement are severable, and any judicial determination that one or more such provision is invalid or unenforceable shall not affect the validity or enforceability of any other provision, but rather shall cause this Agreement first to be construed in all respects as if such invalid or unenforceable provision(s) were modified to terms which are valid and enforceable and provide the greatest temporal, geographic and other protection to Roche's business interests; but if necessary, shall cause this Agreement to be construed as if such invalid or unenforceable provision(s) were omitted. No failure to exercise any right or demand performance of any obligation under this Agreement shall be deemed a waiver of such right or obligation.

18. INDEPENDENT CONTRACTORS. Anadys understands and agrees that, in its relationship with Roche under this Agreement, Anadys is acting in the capacity of an independent contractor and that it has no authority to represent or act on behalf of Roche without Roche's prior consent.

Roche - Anadys Agreement
Page -16-

         Nothing in this agreement should be construed to create an employee/employer relationship between Roche and Anadys or any of its employees, agents, principles or other individuals providing services to Roche on behalf of Anadys.

19. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between Roche and Anadys with respect to the services contemplated herein and supersedes all previous negotiations, commitments and writings. No modifications or amendments hereof shall be effective unless made in writing and signed by Anadys and an authorized representative of Roche.

20. CHOICE OF LAW. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to New Jersey's choice of law principles.

21. NOTICES. Official notices shall be in writing and delivered in person, by mail (postage prepaid), by overnight courier or by facsimile as follows:

                  If to Anadys:         Anadys Pharmaceuticals, Inc.
                                        9050 Camino Santa Fe
                                        San Diego, CA 92121
                                        Tel: [...***...]
                                        Fax: [...***...]
                                        Attn: Vice President, Corporate
                                        Development and Strategy, with a copy to Director of Legal Affairs

                  If to Roche:          Hoffmann-La Roche Inc.
                                        340 Kingsland Avenue
                                        Nutley, New Jersey 07110
                                        Attn.:  Corporate Secretary
                                        Fax:  [...***...]

         Invoices shall be sent to: Hoffmann-La Roche Inc.

                                             ***CONFIDENTIAL TREATMENT REQUESTED

Roche - Anadys Agreement
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                                            340 Kingsland Street
                                            Nutley, New Jersey 07110
                                            Attention: Corporate Accounting
                                            Fax: [...***...]

22. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original document, and all of which together shall be deemed one instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be bound hereby, have caused this Agreement to be executed as of the dates indicated here:

HOFFMANN-LA ROCHE INC.                  ANADYS PHARMACEUTICALS, INC.

By _____________________________        By _____________________________________

Name____________________________        Name____________________________________

Title___________________________        Title___________________________________

Date____________________________        Date____________________________________

                                             ***CONFIDENTIAL TREATMENT REQUESTED